                                                                    Exhibit 23.2

The Board of Directors
Annuity and Life Re (Holdings), Ltd.

We consent to the incorporation by reference in the registration statement on Form S-3 of Annuity and Life Re (Holdings), Ltd. of our report dated February 5, 2001, relating to the consolidated balance sheets of Annuity and Life Re (Holdings), Ltd. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the three year period ended December 31, 2000 and the related schedule, which report appears in the December 31, 2000 Form 10-K of Annuity and Life Re (Holdings), Ltd.



KPMG
Hamilton, Bermuda
March 1, 2002